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                                                                     EXHIBIT 4.1

                               TECHREPUBLIC, INC.
                             1999 STOCK OPTION PLAN


         1. PURPOSE. The purpose of this Plan is to strengthen the Company by providing an additional means of retaining and attracting competent management personnel and by providing to participating officers, directors, consultants and key employees of the Company added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company through the opportunity for stock ownership offered by the Plan.

         2. DEFINITIONS. For purposes of this Plan, capitalized words and phrases shall have the following meanings:

                  A. BOARD. The word "Board" means the Company's Board of Directors.

                  B. CHANGE IN CONTROL. A "Change in Control" occurs if the Company or any significant subsidiary of the Company, merges or consolidates, and is not the surviving corporation in such merger or consolidation, or if all or substantially all of the Company's or any significant subsidiary's assets are acquired by another corporation, person or entity, or if fifty percent (50%) or more of the Company's outstanding voting stock is acquired by a person, corporation or other entity which is not now a shareholder of the Company; provided, however, any merger or consolidation or sale of all or substantially all of the assets of the Company or sale of fifty percent (50%) or more of the outstanding voting securities of the Company, in which the shareholders of the Company immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation or entity or the corporation or entity owning, directly or indirectly, 100% of the outstanding voting securities of such resulting or surviving corporation or entity, shall not be deemed a Change in Control. A significant subsidiary of the Company shall mean any subsidiary of the Company which, as of the last day of the fiscal year immediately preceding such Change in Control, constituted fifty percent (50%) or more of the assets of the Company or contributed more than fifty percent (50%) to the net income of the Company during such fiscal year.

                  C. CODE. The word "Code" means the Internal Revenue Code of 1986, as amended.

                  D. COMMON STOCK. The term "Common Stock" means the Company's Common Stock, or the common stock or securities of a Successor that have been substituted therefor pursuant to Section 8 hereof.


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                  E. COMPANY. The word "Company" means TechRepublic, Inc. a
Delaware corporation, with its principal place of business at Suite 1500, 9900 Corporate Campus Drive, Louisville, Kentucky 40223.

                  F. COMPENSATION COMMITTEE. The term "Compensation Committee" means the committee appointed by the Board to administer the Plan, pursuant to
Section 4 hereof.

                  G. DATE OF GRANT. The term "Date of Grant" means the effective date on which an Option is awarded to an Optionee, as set forth in the Option Agreement executed pursuant to Section 7 by the Optionee and by a member of the Compensation Committee or an authorized officer on behalf of the Company.

                  H. DISABILITY. The word "Disability" means, as defined by and to be construed in accordance with Code Section 22(e)(3), any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and which renders Optionee unable to engage in any substantial gainful activity. Optionee shall not be considered to have a Disability unless Optionee furnishes proof of the existence thereof in such form and manner, and at such time, as the Compensation Committee may require.

                  I. EXCHANGE ACT. The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  J. ISO. The acronym "ISO" means an option to purchase Common Stock which at the time the option is granted qualifies as an incentive stock option within the meaning of Code Section 422.

                  K. NSO. The acronym "NSO" means a nonstatutory stock option to purchase Common Stock which at the time the option is granted does not qualify as an ISO.

                  L. OPTION. The word "Option" means an ISO or NSO.

                  M. OPTION AGREEMENT. The term "Option Agreement" means an agreement between the Company and an Optionee with respect to one or more Options.

                  N. OPTION PRICE. The term "Option Price" means the price to be paid for Common Stock upon the exercise of an Option granted under the Plan, in accordance with Section 7.A hereof.

                  O. OPTIONEE. The word "Optionee" means an officer, employee, director or consultant of the Company or its subsidiaries to whom Options have been granted under the Plan.


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                  P. OPTIONEE REPRESENTATIVE. The term "Optionee Representative"
means the personal representative of the Optionee's estate, and after final settlement of the Optionee's estate, the successor or successors entitled thereto by law.

                  Q. PLAN. The word "Plan" means the TechRepublic, Inc. 1999 Stock Option Plan, as set forth herein, and as amended from time to time.

                  R. SUBSIDIARY. The word "Subsidiary" means, as defined in Code
Section 424(f), any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                  S. SUCCESSOR. The word "Successor" means the entity surviving a merger or consolidation with the Company, or the entity that acquires all or substantially all of the Company's assets or 50% or more of the Company's outstanding voting stock (whether by merger, purchase or otherwise).

                  T. TEN PERCENT SHAREHOLDER. The term "Ten Percent Shareholder" means an employee who, at the time an Option is granted, owns, or is deemed to own (within the meaning of Section 422(b)(6) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary employing the Optionee or of its parent (within the meaning of Section 424(e) of the Code).

         3. STOCK SUBJECT TO PLAN. Subject to adjustment as provided in Section 8 hereof, the aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed Three Hundred Five Thousand (305,000) shares. Authorized and unissued shares shall be delivered under the Plan. If any Option expires or terminates for any reason, the shares of Common Stock subject thereto shall again become available under the Plan to the extent permitted by law.

         4. ADMINISTRATION.

                  The Compensation Committee shall have full power and authority to construe, interpret and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the Company's best interests. The decision of a majority of the members of the Compensation Committee shall constitute the decision of the Compensation Committee and the Compensation Committee may act either at a meeting at which a majority of the members of the Compensation Committee are present, or by a writing signed by all of the members of the Compensation Committee. The interpretation of any provisions of the Plan by the Compensation Committee shall be final, conclusive, and binding upon all persons and the officers of the Company shall place into effect and shall cause the


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Company to perform its obligations under the Plan in accordance with the determinations of the Compensation Committee in administering the Plan.

         5. GRANT OF OPTIONS.

                  A. COMPENSATION COMMITTEE'S AUTHORITY. Subject to the terms, provisions and conditions of the Plan, the Compensation Committee or the Company's Board of Directors shall have exclusive jurisdiction: [i] to select the persons to whom Options shall be granted; [ii] to authorize the granting of ISOs, NSOs or a combination of ISOs and NSOs, as applicable, to such persons; [iii] to determine the number of shares of Common Stock subject to each Option; [iv] to determine the time or times when Options will be granted, the manner in which each Option shall be exercisable, and the duration of the exercise period; [v] to determine the time or times when Options shall vest; [vi] to fix such other provisions of the Option Agreement as it may deem necessary or desirable consistent with the terms of the Plan; and [vii] to determine all other questions relating to the administration of the Plan.

                  B. $100,000 ISO EXERCISABILITY LIMITATION. Notwithstanding
Section 5.A hereof, the aggregate fair market value of Common Stock (determined as of the date the Option is granted) with respect to which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of the Company and its Subsidiaries shall not exceed $100,000. Any portion of an Option granted under the Plan in excess of the foregoing limit shall constitute a NSO.

         6. ELIGIBILITY. Employees, officers, directors and consultants of the Company or its Subsidiaries, are eligible to receive ISOs and/or NSOs as applicable under the Plan. Employees, officers, directors and consultants to whom Options may be granted under the Plan will be those selected by the Compensation Committee from time to time who, in the sole discretion of the Compensation Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company and its Subsidiaries.

         7. TERMS OF OPTIONS. Each Option granted under the Plan shall be evidenced by an Option Agreement signed by the Optionee and by a member of the Compensation Committee or an authorized officer on behalf of the Company. An Option Agreement shall constitute a binding contract between the Company and the Optionee, and every Optionee, upon acceptance of such Option Agreement, shall be bound by the terms and restrictions of the Plan and of the Option Agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan as the Compensation Committee may deem appropriate.

                  A. OPTION PRICE. The Option Price per share of Common Stock shall be determined by the Compensation Committee at the time an Option is granted. The Option Price for ISOs shall be not less than: [i] the fair market value of Common Stock on the Date of Grant, or [ii] in the case of an ISO granted to a Ten Percent Shareholder, one hundred ten percent


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(110%) of the fair market value of Common Stock on the Date of Grant. The fair market value of Common Stock shall be determined by:

                  [i] if the Common Stock is traded on the over-the-counter market, the closing high bid quotation for the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, on the business day immediately preceding the Date of Grant;

                  [ii] if the Common Stock is listed on a national securities exchange, the average of the closing prices of the Common Stock on the Composite Tape for the ten (10) consecutive trading days immediately preceding such given date; and

                  [iii] if the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Compensation Committee, in good faith, shall determine.

                  B. OPTION PERIOD. Subject to Section 7.C hereof, each Option Agreement shall specify the period for which the Option thereunder is granted and shall provide that the Option shall expire at the end of such period. The Compensation Committee may extend such period provided that, in the case of an ISO, such extension shall not in any way disqualify the Option as an ISO without the Optionee's consent. In no case shall such period, including any such extensions, exceed ten (10) years from the Date of Grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the Date of Grant.

                  C. LAPSE OF ISO. An ISO shall expire and no longer be exercisable at the earliest of the following times:

                           [1] ten (10) years from the Date of Grant;

                           [2] five (5) years after the Date of Grant, if Optionee is a Ten Percent Shareholder on the Date of Grant;

                           [3] three (3) months after termination of employment with the Company or a Subsidiary for reasons other than Disability, death, or discharge for cause;

                           [4] one (1) year after termination of employment with the Company or a Subsidiary because of Optionee's Disability;

                           [5] one (1) year after the date of death if an Optionee dies [i] while employed by the Company or a Subsidiary, or [ii] within three (3) months after ceasing to be an employee of the Company or a Subsidiary; or


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                           [6] immediately upon termination of employment
         through discharge for cause, as determined by the Compensation Committee in its sole discretion.

                  D. EXERCISE PERIOD. Except to the extent provided otherwise by
Section 7.H hereof, twenty-five percent (25%) of the shares of Common Stock subject to each stock Option granted under Section 5 hereof shall be exercisable on or after the anniversary of the Date of Grant and the remaining seventy-five percent (75%) of such shares shall vest in six (6) equal six (6) month installments thereafter so that the full grant may be exercised not sooner than four (4) years after the Date of Grant and otherwise in accordance with the Option Agreement; unless the Compensation Committee expressly provides otherwise upon its grant of any Option. If the holder of an Option shall not purchase all of the Common Stock which he or she is entitled to purchase in any given installment period, the right to purchase the Common Stock not purchased in such installment period shall continue until the lapse or termination of such Option. No option or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded.

                  E. LEAVES OF ABSENCE. The Compensation Committee may in the case of Optionees who are employees of the Corporation or its Subsidiary, in its discretion, treat all or any portion of any period during which any such Optionee is on military or on an approved leave of absence from the Company or a Subsidiary as a period of employment of such Optionee by the Company or Subsidiary for purposes of accrual of such Optionee's rights under the Plan. Notwithstanding the foregoing, if a leave of absence exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, such Optionee's employment by the Company or a Subsidiary for the purposes of the Plan shall be deemed to have terminated on the 91st day of the leave.

                  F. MANNER OF EXERCISE. To exercise an Option, the Optionee shall deliver to the Company: [i] seven (7) days' prior written notice specifying the number of shares as to which the Option is being exercised and, if determined by counsel for the Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; [ii] an executed Right of First Refusal and Repurchase Agreement substantially in the form attached hereto as Exhibit A; [iii] an executed Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement in a form satisfactory to the Compensation Committee, if required; and [iv] payment by the Optionee, or a broker-dealer (as provided in Section 7.G hereof), for such shares of the Option Price for the number of shares with respect to which the Option is exercised. On or before the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in the Plan are satisfied, the Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee, at the offices of the Company, or at such other place as may be mutually acceptable, or, at the election of the Company, by certified mail addressed to Optionee at Optionee's address as shown in the records of the Company, a certificate or certificates for the Common Stock. Options are exercisable only in whole shares, and fractional share interests shall be treated in the manner described in Section

7.D. If Optionee fails to accept delivery of the Common Stock, the Optionee's rights to exercise the applicable portion of the Option shall terminate.

                  G. PAYMENT FOR SHARES. Except as otherwise provided in this
Section 7, the Option Price for the Common Stock shall be paid in full when the Option is exercised. Subject to such rules as the Committee may impose and the terms of the Option Agreement, the Option Price may be paid in whole or in part in [i] cash, [ii] certified or cashier's check, [iii] whole shares of Common Stock owned by the Optionee evidenced by negotiable certificates, [iv] such other consideration as shall constitute lawful consideration for the issuance of Common Stock and be approved by the Committee (including without limitation, the delivery of a copy of irrevocable instructions from the Optionee to a broker registered under the Securities Exchange Act of 1934, reasonably acceptable to the Committee, to sell certain of the Option Shares purchased upon exercise of the Option, or to pledge said shares as collateral for a loan, and to promptly deliver to the Corporation the amount of sale or loan proceeds necessary to pay such purchase price), or [v] by a combination of such methods of payment. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock, determined in accordance with Section 7.A hereof, on the business day preceding the day written notice of exercise is delivered to the Company.

                  H. ACCELERATION. Notwithstanding the provisions of Sections 7.B or D hereof to the contrary, if there is a Change in Control, the exercise dates of all outstanding Options shall accelerate so that each Option outstanding may be exercised on or after the date of the Change in Control.

                  I. ISOs. Each Option Agreement which provides for the grant of an ISO shall contain such terms and provisions as the Compensation Committee deems necessary or desirable to qualify such Option as an ISO within the meaning of Code Section 422.

                  J. TRANSFERABILITY OF OPTIONS. During Optionee's lifetime, the Option shall be exercisable only by Optionee, and neither the Option nor any right hereunder shall be transferable except by will or by the laws of descent and distribution. The Option may not be subject to execution or other similar process. If Optionee attempts to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any of Optionee's rights hereunder, except as provided herein, or in the event of any levy, attachment, execution or similar process upon the rights or interests hereby conferred, the Company may, in its sole and absolute discretion, terminate the Option by notice to Optionee and it shall thereupon become null and void.

         8. ADJUSTMENT OF SHARES. In the event of capital adjustment after the effective date of the Plan in the Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger or consolidation, or any other change (after the effective date of the Plan) in the nature or number of shares of Common Stock of the Company, a proportionate adjustment shall be made in the


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maximum number and kind of shares which may be delivered under the Plan, and in the Option Price under and the number and kind of shares of Common Stock covered by outstanding Options granted under the Plan. By virtue of such a capital adjustment, the price of any share under Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such Option. Such determination by the Compensation Committee shall be conclusive.

                  Without limiting the generality of the foregoing, if [a] there is a Change in Control of the Company, and [b] as a result of the transactions contemplated by the Change in Control, a Successor will acquire all or substantially all of the assets or 50% of more of the Company's outstanding voting stock, then the kind of shares of common stock which shall be subject to the Plan and to each outstanding Option shall automatically be converted into and replaced by shares of common stock, or such other class of equity securities having rights and preferences no less favorable than common stock of the Successor, and the number of shares subject to the Options and the purchase price per share upon exercise of the Options shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each Optionee shall have the right to purchase [i] that number of shares of the Successor which, as of the date of the Change in Control, have a fair market value equal to the fair market value of the shares of the Company theretofore subject to an Option, [ii] for a purchase price per share which, when multiplied by the number of shares of the Successor subject to the Option, shall equal the aggregate exercise price at which the Optionee could have acquired shares of the Company under such Option.

                  The granting of an Option pursuant to this Plan shall not affect in any way the right and power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets; provided, however, that the Company shall not, and shall not permit its Subsidiaries to, recommend or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons acquiring or succeeding to assets or capital stock of the Company or its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to Options therefore granted and agrees to assume and perform the obligations of the Company and its Successor under the Plan.

         9. MARKET STAND-OFF AGREEMENT. Each Optionee hereby agrees, that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock acquired by Optionee upon exercise of an Option at any time during such period except Common Stock included in such registration; provided, however, that such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or


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other equity securities) to be sold on its behalf to the public in an underwritten offering, all officers and directors of the Company enter into similar agreements, and such market stand-off time period shall not exceed 180 days. Optionee understands that in order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Optionee's shares of Common Stock until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans or a registration relating solely to a transaction described in Rule 145 under the Securities Act of 1933, as amended.

         10. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. Upon the exercise of an Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws (the "Securities Laws") relating to the shares of Common Stock issuable upon exercise thereof and available for delivery a prospectus meeting the requirements of the Securities Laws, the shares of Common Stock may be issued only if the Optionee or Optionee Representative represents and warrants in writing to the Company that the shares being purchased are being acquired for investment and not with a view to the distribution thereof. The shares of the Common Stock shall contain such legends or other restrictive endorsements as counsel for the Company shall deem necessary or proper. No shares of Common Stock shall be purchased upon the exercise of any Option unless and until there shall have been satisfied any applicable requirements of the Securities and Exchange Commission or other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Company may be listed.

         11. NO RIGHTS AS SHAREHOLDER. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to Optionee's Option before the date of transfer to the Optionee of a certificate or certificates for such shares.

         12. NO RIGHTS TO CONTINUED EMPLOYMENT. The Plan and any Option granted under the Plan shall not confer upon any Optionee any right with respect to continuance of employment by the Company or any Subsidiary, if employed thereby, nor shall it interfere in any way with the right of the Company or any Subsidiary by which an Optionee is employed to terminate Optionee's employment at any time.

         13. TERMINATION. The Plan shall terminate on March ____, 2009 or ten
(10) years from the earlier of the date it was adopted by the Board or approved by the shareholders of the Company, and may be terminated at any earlier time by the Compensation Committee. No Option shall be granted after termination of the Plan. Termination of the Plan, however, shall not affect the validity of any Option theretofore granted under the Plan.

         14. AMENDMENT. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect that it may deem to be in the best interests of the Company, except that, without approval by shareholders of the Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of the Company's shareholders, no amendment shall be made if shareholder approval is necessary to qualify the Plan under the Securities and Exchange Commission Rule 16b-3. No amendment of the Plan, however, may, without the consent of the Optionee or Optionee Representative, make any changes in any outstanding Option theretofore granted under the Plan which would adversely affect the rights of such Optionee or Optionee Representative.

         15. TAX WITHHOLDING. Upon the exercise of any Option granted under the Plan, or upon the disposition of any Common Stock acquired by the exercise of an ISO granted under the Plan within two (2) years from the Date of Grant or one
(1) year after such Common Stock is transferred to the Optionee, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements, or, alternatively, the Company shall have the right to retain Common Stock otherwise payable to the Optionee pursuant to exercise of an Option in an amount sufficient to satisfy such withholding requirements, before the delivery to the Optionee of any certificate(s) for shares of Common Stock.

         16. GOVERNING LAW. This Plan and the Option Agreements entered into under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         17. EFFECTIVE DATE. The effective date of the Plan shall be March __, 1999. The Plan was adopted by the Board on March __, 1999, and approved by stockholders of the Company holding not less than a majority of the shares represented and entitled to vote on March __, 1999.

                                             TECHREPUBLIC, INC.



                                             By:
                                                --------------------------------
                                                 J. Thomas Cottingham, President

ATTEST:




Kimberly B. Spalding,
  Secretary/Treasurer

                                    EXHIBIT A

                (RIGHT OF FIRST REFUSAL AND REPURCHASE AGREEMENT)



         THIS RIGHT OF FIRST REFUSAL AND REPURCHASE AGREEMENT (this "Agreement") is made and entered into as of the _____ day of _______, 199_, by and between TECHREPUBLIC, INC., a Delaware corporation (the "Corporation") and __________________________________ (the "Shareholder").

                                   BACKGROUND

         A. The Corporation has ____________ issued and outstanding shares of Common Stock.

         B. The Corporation has granted the Shareholder an option to purchase ____ shares of Common Stock ("Common Stock") of the Corporation, subject to the terms and conditions of a Stock Option Agreement dated _______, 199_ (the "Stock Option Agreement").

         C. The Shareholder has exercised his or her option to purchase such shares of Common Stock, subject to the terms and conditions of the Stock Option Agreement.

         D. To provide for continuity and to promote the mutual interests of the Shareholder and the Corporation, the Shareholder and the Corporation desire to impose certain restrictions on the "Transfer" (as hereinafter defined) of the shares of Common Stock of the Corporation now held or hereafter acquired by him and any warrants, options or other rights to acquire shares of Common Stock of the Corporation now held or hereafter acquired by him (collectively, the "Shares"), and to provide for certain other rights, options and obligations as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, the Corporation and the Shareholder hereby agree as follows:

         1. Restrictions on Transfer. From and after the date hereof, the Shareholder shall not Transfer and the Corporation shall not effect the Transfer of any of the Shares without first complying with the terms and conditions of this Agreement. For the purposes of this Agreement, the term "Transfer" means any sale, exchange, assignment, gift, bequest, devise, pledge, encumbrance, attachment, lien, execution, transfer by bankruptcy, transfer by judicial order, transfer by operation of law and all other kinds of transfers, whether direct or indirect, voluntary or involuntary.

         2. Corporation's Right of First Refusal to Purchase the Shares.

                  A. Notice. Before a Shareholder wishing to effect a Transfer of his Shares (a "Transferring Shareholder") may Transfer any of his Shares to a Transferee, the Transferring Shareholder shall have received a bona fide offer from a proposed Transferee to acquire the Transferring Shareholder's Shares, shall notify (the "Notice") the Corporation of his desire to make such a Transfer, and shall comply with the terms and provisions of this Agreement. The Notice shall provide a copy of the offer from the intended Transferee (the "Offer") and shall disclose the name(s) and address(es) of the Transferee(s), the number of Shares to be Transferred, the proposed date of the Transfer, and the consideration to be paid, if any.

                  B. Option to Corporation. For a period of twenty (20) days following receipt of the Notice from the Transferring Shareholder, the Corporation shall have the right (the "Corporation's Option") to purchase any of the Shares that the Transferring Shareholder desires to Transfer (the "Option Shares"). If the Corporation elects to purchase any of the Option Shares, it shall give notice within such twenty (20) days to the Transferring Shareholder of its election to purchase the Option Shares. The purchase price, manner of payment and other terms for the Option Shares shall be the same as specified in the Offer.

                  C. Limited Right to Transfer Shares. In exercising the option, the Corporation must purchase all of the Option Shares. If the Corporation fails to purchase all of the Option Shares, then all restrictions imposed by this Agreement upon such Option Shares shall forthwith terminate and the Transferring Shareholder may Transfer the Option Shares on the terms of the Offer, within sixty (60) days following the expiration of the Corporation's Option, to the third party making the Offer, provided that the third party consents, in form and substance satisfactory to the Corporation's counsel, to be bound by all the applicable terms of this Agreement and provided such Transfer can be effected in compliance with an exemption from the registration requirements of applicable securities laws. If the Transferring Shareholder does not Transfer the Option Shares within such sixty (60) day period, then the Option Shares shall not be Transferred by the Transferring Shareholder without again complying with all of the provisions of this Agreement.

                   D. Adjustments to Offer. If the consideration, terms or other conditions offered in the Offer are such that the Corporation may not reasonably furnish the same consideration, terms or conditions, then the Corporation may purchase the Option Shares for a reasonable equivalent in cash. If the parties cannot agree within a reasonable time on a reasonable equivalent in cash, an independent appraiser reasonably acceptable to the Transferring Shareholder shall be designated by the Corporation within ten (10) business days after notice is given by either the Corporation or the Transferring Shareholder to the other that such reasonable period of time within which the parties were to agree on a reasonable equivalent in cash has expired. Such independent appraiser shall promptly determine the value in cash of such consideration and such appraiser's determination shall be final and binding. The fees and expenses of such appraiser shall be borne by the Transferring Shareholder.

         3. Option to Repurchase Upon Termination of Employment or Association. In the event the Shareholder's employment with the Corporation, if an employee thereof, is terminated due to his or her death or disability, the Optionee or his or her personal representative shall offer to sell his or her Shares and the Corporation may, at its option, purchase such Shares at a price per share equal to their fair value as determined by the Board of Directors in its reasonable discretion ("Fair Value"). In the event such Shareholder's employment or association is terminated or ends for any other reason the Corporation may, at its option, for a six month period following such termination or separation, purchase such Shareholder's Shares at Fair Value. The Corporation shall make payment in cash for any Shares that it purchases pursuant to this Section 3 within 30 days after the date when the Corporation delivers notice of its acceptance of an exercise of an option given pursuant to this
Section 3. The Shareholder shall surrender certificates representing the Shares at the time the Corporation makes such payment.

         4. Termination Provisions. This Agreement shall terminate if the Corporation dissolves or makes a general assignment for the benefit of its creditors or files a petition in bankruptcy or for the appointment of a receiver or has such petition filed against it and fails to contest its filing within thirty (30) days.

         5. Restrictive Legend on Certificate. All certificates for Shares held by the Shareholder, including all certificates issued after the date hereof, shall be endorsed with the following legends:

         A. The shares represented by this certificate are subject to the terms of a certain Right of First Refusal and Repurchase Agreement, dated as of __________, ____, which restricts their transferability and grants the Corporation certain rights in connection with certain purchases or sales of the shares. Copies of that Agreement are available for inspection at the principal or registered office of the Corporation.

         B. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (the "Securities Laws"). These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under applicable Securities Laws, or the availability of an exemption therefrom. This certificate will not be transferred on the books of the Corporation or any transfer agent acting on behalf of the Corporation except upon the receipt of an opinion of counsel, satisfactory to the Corporation, that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws, or the receipt of evidence, satisfactory to the Corporation, that the proposed transfer is the subject of an effective registration statement under all applicable Securities Laws.

         6. Notices. All notices, requests, consents and other communications under this Agreement must be in writing and must be [i] mailed by first class certified mail, [ii] sent by Federal Express, United States Express Mail or similar overnight delivery or courier service, or [iii] delivered (in person, or by a facsimile transmission, telex or similar telecommunications equipment) against receipt, addressed to the Corporation at its principal office and to the Shareholder at his address as set forth in the records of the Corporation. All notices shall be deemed given upon personal delivery or when deposited in the United States mails in accordance with the foregoing. All notices to the Corporation or any Shareholder shall be given to all other shareholders.

         7. Entire Agreement; Modification; Governing Law. This Agreement sets forth the entire agreement between the parties regarding its subject matter. This Agreement supersedes, and shall govern in the event of any conflicts with, all prior written or contemporaneous oral agreements and understandings related to its subject matter. This Agreement may be modified or amended only by a written instrument duly executed by all the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law rules.

         8. Specific Performance. The parties agree that it is impossible to measure in money the damages which will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance, the party against whom such action or proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

         9. Headings. The Section headings contained in this Agreement are inserted solely as a matter of convenience and will not affect in any way the construction or interpretation of the terms of this Agreement.

         10. Binding Effect. This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of each party a signatory hereto and its or his successors and assigns. Such binding effect shall not be affected or in any way diminished in the event that one or more shareholders may choose not to sign this Agreement or a counterpart thereof. Moreover, the parties acknowledge and agree that additional shares of the Corporation's capital stock may be issued after the effectiveness of this Agreement and that additional shareholders of the Corporation may execute and deliver the Agreement and thereby become Shareholders for all purposes hereunder. The provisions of this Agreement shall be deemed to apply equally to all the Shares or other securities distributed in respect of such Shares.

         11. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

         13. Authorization of Corporation. The Corporation is authorized to enter into this Agreement by virtue of a resolution adopted by its Board of Directors and effective as of ________, 1999.


         IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Shareholder have executed this Agreement as of the date first written above but actually on the date set forth opposite their signatures below.

                                             TECHREPUBLIC, INC.


                                             By:
-------------------------                       --------------------------------
Date

                                             Title:
                                                   -----------------------------


                                             SHAREHOLDER


-------------------------                    -----------------------------------
Date
                                                           [SHAREHOLDER]